EXHIBIT 5.1



                                 October 4, 1999


Board of Directors
Electro Scientific Industries, Inc.
13900 N.W. Science Park Drive
Portland, Oregon  97229

     We have acted as counsel for Electro Scientific Industries, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the issuance of 150,000 shares of common stock (the "Purchase Plan Shares") of the Company pursuant to the Company's 1990 Employee Stock Purchase Plan (the "Purchase Plan") and the issuance of 500,000 shares of common stock (the "Option Plan Shares") of the Company pursuant to the Company's 1989 Stock Option Plan (the "Option Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

     2. The Purchase Plan Shares and the Option Plan Shares have been duly authorized and, when issued in accordance with the Purchase Plan and the Option Plan, respectively, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,



                                STOEL RIVES LLP